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                                                                   Exhibit 10.19


                         EXECUTIVE RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this "Agreement") is entered into effective the 7th day of March 2002 by and between Wackenhut Corrections Corporation ("Company") and Wayne H. Calabrese ("Executive"), or collectively, "the Parties", and supersedes and replaces any prior written retirement agreement between the Parties.

WHEREAS, Executive and Company have previously entered into an Executive Severance Agreement (the "Severance Agreement") and Wackenhut Corrections Corporation Retirement Agreement (the "Prior Retirement Agreement"), both effective May 4, 2001, whereby, INTER ALIA, the Executive is to receive certain payments and benefits upon a Change in Control (as defined in the Severance Agreement) and subsequent termination of Executive's employment by the Company within a one year period following the date of a Change in Control, or by the resignation of Executive following a date that is more than one year, but less than two years, following the date of a Change in Control; and

WHEREAS, The Wackenhut Corporation (TWC), a company listed on the New York Stock Exchange and majority owner of Company, and Group 4 Falck, a Danish company registered on the Copenhagen Exchange, have announced an intention to merge TWC with a subsidiary of Group 4 Falck, and the announced merger, if completed, will constitute a Change of Control under the terms of the Severance Agreement and the terms of this Agreement; and

WHEREAS, the Executive and Company wish to cancel and terminate the Prior Retirement Agreement and replace the Prior Retirement Agreement with this Agreement in order to facilitate the continued employment of Executive under restructured terms and conditions that will benefit the Company and better achieve the objectives of Executive and Company as further set forth herein in the event of a Change in Control (whether such Change in Control is the result of the announced intended merger of TWC with a subsidiary of Group 4 Falck, or in the event such announced merger is not consummated, as a result of a subsequent transaction constituting a Change in Control as defined below); and

WHEREAS, Executive and Company are entering into an Executive Employment Agreement (the "Employment Agreement") contemporaneously with this Agreement; and

WHEREAS, the basic terms and conditions of this Agreement and the Employment Agreement were reviewed and approved by the Board of Directors of WCC and the Nominating and Compensation Committee members of the Board of Directors of WCC at a meeting held on the of March 7, 2002;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:




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1. EMPLOYMENT. Company currently employs Executive as President & Chief
Operating Officer. Executive will devote his full energy, skill and best efforts to the affairs of Company on a full-time basis.

2. RETIREMENT DATE. Executive is eligible to retire upon Executive's 60th birthday, which is November 5, 2010 (the "Retirement Date").

3. TERMINATION. Either Company or Executive may terminate Executive's employment at any time and for any reason upon ten (10) days written notice to the other in accordance with the terms and conditions set forth in the Employment Agreement.

4. RETIREMENT RIGHTS FULLY VESTED. Notwithstanding the termination of Executive's employment with the Company for any reason whatsoever, Executive's rights hereunder are fully vested.

5. RETIREMENT PAYMENT/CONTINUED EMPLOYMENT. Upon the Retirement Date, Company will pay to Executive, or in the event of Executive's death following the Retirement Date, to Executive's Beneficiar(ies) or Estate, $16,666.66 monthly for three hundred (300) consecutive months (the "Retirement Payments"). In the event Executive dies prior to the Retirement Date (except as set forth in Section 6), Company shall pay to Executive's Beneficiar(ies) or Estate $8,333.33 for one hundred fifty (150) consecutive months, commencing with the first month following death. Executive's continued employment with the Company beyond the Retirement Date shall not affect Executive's right to receive the Retirement Payments as set forth herein. Executive shall not be entitled to any further Retirement Payments beyond what is due hereunder by reason of Executive's continued employment beyond the Retirement Date.

6. CHANGE IN CONTROL. Upon the occurrence of a "Change in Control" (as defined in the Employment Agreement between Executive and Company entered into contemporaneously with this Agreement, which definition is incorporated by reference as though fully rewritten herein), the Executive's Retirement Date shall automatically be changed for all purposes to November 5, 2005 or, in the event a Change in Control occurs after November 5, 2005 but before November 5, 2010, upon the actual date of Change in Control. If a Change in Control occurs, the Company shall, upon the Retirement Date (as automatically accelerated herein), pay to Executive, or in the event that Executive dies following a Change in Control but prior to the Retirement Date to Executive's Beneficiar(ies) or Estate, the present value of the Retirement Payments, determined after giving effect to the acceleration of the Retirement Date to November 5, 2005 or, in the event a Change in Control occurs after November 5, 2005 but before November 5, 2010, after giving effect to the acceleration of the Retirement Date to the actual date of Change in Control. If a Change in Control occurs after November 5, 2010, the Company shall pay to Executive the present value of the then unpaid Retirement Payments. The present value of the Retirement Payment shall be calculated (i) using discount rates equal to the lower of the applicable rates provided in Internal Revenue Code Section 280G(d)(4), or six and one half percent (6 1/2%), and (ii) without regard to any mortality factors or related probabilities. The Employment Agreement provides for the payment of a Gross-Up Payment (as defined therein) with respect to amounts payable under this Agreement to the extent that such amounts give rise to an Excise Tax (as




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defined in the Employment Agreement). Accordingly, to the extent that the provisions of this Agreement or amounts payable hereunder give rise to an Excise Tax, the Company shall pay to the Executive a Gross-Up Payment pursuant to the Employment Agreement at the earlier of the time that said amounts are paid to the Executive, or the time when any Excise Tax relating to said amounts becomes due and payable. Nothing in this Agreement shall be construed to obligate the Company to pay to the Executive any additional Gross-Up Payments relating to this Agreement and the payments hereunder to the extent that said Gross-Up Payments are paid to the Executive pursuant to the terms of the Employment Agreement.

7. SMALL AMOUNTS. In the event the amount of any monthly payments provided herein shall be less than Twenty Dollars ($20), the Company in its sole discretion may in lieu thereof pay the commuted value of such payments (calculated on the basis of the interest rate and mortality assumptions being used by The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin, to calculate immediate annuity rates on the date of this Agreement) to the person entitled to such payments.

8. BENEFICIARY. The Beneficiary (or Beneficiaries) of any payments to be made after Executive's death shall be as designated by Executive and shown on Exhibit A attached hereto or such other person or persons as Executive shall designate in writing to the Company. If Executive has made no effective designation of Beneficiaries, any such payments shall be made to Executive's estate.

9. RESTRICTION AND NON-COMPETITION. Executive shall not for a period of two years following Executive's employment with the Company, either directly or indirectly, accept employment with, render service, assistance or advice to, own, manage, operate, control or participate in the ownership, or allow his name to be used by any competitor of the Company unless approved by the Board of Directors of the Company. Determination by the Board of Directors of the Company that Executive has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which Company shall have, neither Executive nor Beneficiary shall be entitle to any payments hereunder.

10. INSURANCE. If Company shall elect to purchase a life insurance contract to provide Company with funds to make payments hereunder, Company shall at all times be the sole and complete owner and beneficiary of such contract, and shall have the unrestricted right to use all amounts and exercise all options and privileges there under without knowledge or consent of Executive or Beneficiary or any other person, it being expressly agreed that neither Executive nor Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract.

11. SOURCE OF PAYMENTS. Executive, Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of Company set forth herein, and nothing in this Agreement shall be construed to give Executive, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by Company or in which it may have any right, title or interest now or in the future, but




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Executive shall have the right to enforce his claim against Company in the same manner as any unsecured creditor.

12. AMENDMENT. This Agreement may be amended at any time or from time to time by written agreement of the parties.

13. ASSIGNMENT. Neither Executive, nor Beneficiary, nor any other person entitled to payments hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

14. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successors.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       WACKENHUT CORRECTIONS CORPORATION


                                       /s/ George R. Wackenhut
                                       -----------------------------------------
                                       George R. Wackenhut
                                       Chairman


                                       EXECUTIVE


                                       /s/ Wayne H. Calabrese
                                       -----------------------------------------
                                       Wayne H. Calabrese
                                       President & Chief Operating Officer

Approved by a majority of the members of the Company Nominating & Compensation Committee at a duly convened meeting of that committee held on the 7th day of March 2002.



/s/ Benjamin R. Civiletti
-----------------------------------
Mr. Benjamin R. Civiletti, Chairman



/s/ Richard H. Glanton
-----------------------------------
Mr. Richard H. Glanton, Member






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